EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST COMPLETES ACQUISITION OF THE EMBASSY SUITES NEW YORK MIDTOWN MANHATTAN FOR $195 MILLION

Acquisition Highlights:

•	Newly-constructed, 310-room, fee-simple, full-service hotel located in the dynamic Midtown section of Manhattan near Times Square and Bryant Park

•	Uniquely positioned as the only Embassy Suites hotel in Manhattan

•	Exceptional amenities including three F&B outlets, 4,000 square feet of flexible meeting space, attractive outdoor sky-lawn, 47-space garage, and state-of-the-art fitness center

•	Revenue per available room (RevPAR) of $254 for the 3 months ended December 31, 2018

•	Property is in excellent physical condition with limited capex needs

•	In connection with this acquisition, Ashford Inc. has committed to provide Ashford Trust with approximately $19.5 million under the terms of the Enhanced Return Funding Program (“ERFP”)

DALLAS, January 23, 2019 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) today announced that it has completed the acquisition of the 310-room Embassy Suites by Hilton New York Midtown Manhattan (the “Property”) for $195 million ($629,000 per key). In connection with this transaction, the Company entered into a $145 million non-recourse mortgage loan at closing. The loan has a three-year initial term with two one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and bears interest at a rate of LIBOR + 3.90%. As part of this transaction, the Company received an ERFP commitment of an estimated $19.5 million from Ashford Inc. Based upon announced or recently closed transactions, including the Property, Ashford Trust has achieved approximately 80% committed utilization of the pledged $50 million of ERFP funding from Ashford Inc.

This newly-constructed, 41-story hotel is ideally located in Midtown Manhattan near Bryant Park and Times Square on 37th Street between 5th and 6th Avenues and benefits from an excellent location in the vibrant Manhattan market. Both the Times Square and Bryant Park areas continue to grow as commercial and entertainment zones, and there are several significant new projects that are expected to fuel more demand growth in Midtown. Additionally, the Property is located within minutes of the key transportation hubs of Penn Station, Grand Central Terminal, and the Port Authority Bus Terminal. Furthermore, the Property has an enhanced market position in Manhattan as it is the only Embassy Suites by Hilton, a brand that over the last two years has achieved an average overall RevPAR Penetration Index of 122%. With its strong brand affiliation, superb location, and exceptional amenities, this new Property is well-positioned to accelerate performance and gain market share in this high-growth corridor.
As the Company’s first direct hotel investment in the Manhattan market, this acquisition is being made at an opportune time given the recent positive changes in Manhattan hotel metrics. After several years of increasing supply growth, in 2018, according to STR, the number of new hotel rooms that opened decelerated by 32% compared to 2017 and rising construction costs should continue to slow that growth. Furthermore, according to STR, demand growth outpaced supply growth in both 2017 and 2018 in Manhattan, which was the first time that occurred since 2013, leading to year-to-date through the third quarter of 2018 occupancy of 90.4%, the highest year-to-date occupancy in over 24 years according to PWC. Additionally, 2018 saw the first positive ADR and RevPAR growth in the market since 2014. There is more opportunity for room demand growth in New York City as the area hosted a record 65.2 million visitors in 2018, the 8th consecutive record-breaking year. The market should benefit from multiple infrastructure improvements including the $8 billion expansion of LaGuardia Airport, which will add 2.7 million square feet, an additional 37 gates and improved transportation access.

Embassy Suites Manhattan by Hilton New York Midtown Manhattan opened in January 2018 and has 310 suites, including 6 patio suites, with a majority of rooms offering exceptional views of the Manhattan skyline. The Property also provides a broad range of amenities, including The Heist Restaurant & Lounge, the Skylawn Bar and Social Space which can accommodate up to 230 people, the Embassy Lounge, 4,000 square feet of flexible meeting space, state-of-the-art fitness center, business center and 24-hour guest convenience shop. Additionally, the Embassy Suites brand standard offerings of free made-to-order breakfast and manager’s evening reception are a value-added benefit for guests. The transaction also includes a 47-space attached parking garage that is currently leased to a third party operator on a triple net basis. The Property is in excellent physical condition due to its recent construction and has minimal capex needs. Remington Lodging took over management of the Property upon closing.
On a trailing 3-month basis as of December 31, 2018, the Property achieved RevPAR of $254, with 92% occupancy and an average daily rate (ADR) of $276. Inclusive of the funds provided by Ashford Inc. under the ERFP, and assuming the ERFP funding were to occur at closing1, the Company’s estimated adjusted net purchase price equates to approximately $566,000 per key, and the equity contribution by the Company will be effectively reduced by 39%. The Company currently forecasts the five-year, leverage-neutral IRR on this investment to be approximately 23%2, which is an estimated 600 basis points greater than without ERFP funding based upon various underwriting, pricing, and timing assumptions, which are subject to change, and include among other factors property-level mortgage financing, equity investment and ERFP funding.

“We are very pleased to complete the acquisition of the Embassy Suites by Hilton New York Midtown Manhattan, our first direct hotel investment in New York City,” said Douglas A. Kessler, Ashford Trust’s President and Chief Executive Officer. “The hotel is a high-quality, well-positioned asset that we expect will benefit from the positive trends occurring in the dynamic Manhattan market. Having recently opened in 2018, the property is still ramping up operations, and we believe there is significant growth and upside to occur. Additionally, we believe the ERFP contribution resulting from this investment significantly increases the returns for our shareholders.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
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1.	ERFP funding did not occur upon acquisition but is expected to be funded over time; therefore the forecasted internal rate of return will depend upon the timing of ERFP funding.

2.	Assumes leverage-neutral property-level mortgage financing, closing costs and funding of ERFP at end of year one.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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